UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 11, 2008
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51838	33-1117834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880 Third Avenue, 6th Floor, New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Amendment to Director Compensation Arrangements
     On April 9, 2008, and pursuant to recommendation by the compensation committee of the Board of Directors of Global Traffic Network, Inc. (the “Company”), the Board of Directors of the Company adopted an amendment to the Company’s director compensation arrangements. Under the newly-adopted arrangements, the Company will no longer pay cash fees and/or retainers to directors in connection with attendance at, or participation in, board and/or committee meetings. Previously, non-employee directors were entitled to receive $3,000 and $1,000, respectively, for each board and committee meeting attended in person. Instead, the Company will make annual grants of 20,000 share restricted stock awards to each of its non-employee directors.
     Except with respect to awards for the current year, which were granted on April 9, 2008 (the date that the board adopted the new director compensation arrangements), the annual awards will be granted on the date of the Company’s annual shareholders’ meeting and will be subject to customary transfer and forfeiture restrictions. The restrictions will lapse in three annual installments, in amounts as nearly equal as possible, on the first, second and third anniversaries of the grant date, and will lapse in their entirety upon a “change of control” or upon the recipient ceasing to serve as a member of the board for a reason other than death, disability, or voluntary resignation. Restrictions applicable to awards for the current year will lapse on February 20, 2009, 2010 and 2011 (the anniversaries of the Corporation’s 2008 annual shareholders’ meeting), subject to acceleration. Grants of restricted stock awards will be governed by a restricted stock agreement in substantially the form attached as Exhibit 10.1.
     The Company will continue to reimburse directors for out-of-pocket expenses incurred in furtherance of the Company’s business.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Form of Restricted Stock Agreement.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation
Date: April 11, 2008	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement.